Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS ACQUIRES FITNESS APPAREL BRAND PEARL iZUMi

High-performance fitness apparel and footwear brand popular with cyclists, runners and fitness enthusiasts

VANCOUVER, Wash. – (June 17, 2005) – Nautilus, Inc. (NYSE) announced today that it has agreed to acquire all of the outstanding stock of privately-owned PEARL iZUMi USA, a leading provider of high-performance fitness apparel and footwear for cyclists, runners and fitness enthusiasts, for $68-million in cash and about $6 million in assumed debt. The deal is expected to be neutral to Nautilus’ earnings in 2005 and is expected to add about 6- to 8-cents to 2006 earnings per share.

Established in 1951 in Japan and first distributed in the United States in 1981, the PEARL iZUMi® brand is known among fitness enthusiasts for its quality, innovation and technically superior sports apparel and footwear. The company’s products are distributed through 2,600 independent bike dealers and 600 running-focused specialty retailers worldwide. PEARL iZUMi also operates nine retail outlet stores in the United States and an online store at www.pearlizumi.com

PEARL iZUMi has increased sales 15-percent annually since 2001 as demand for high-performance fitness apparel continues to grow. In 2004, the company generated annual sales of approximately $49 million.

“We are delighted to extend our brand leadership with the addition of PEARL iZUMi and its high-quality products to our portfolio of fitness brands,” said Gregg Hammann, chairman and CEO of Nautilus, Inc. “It provides another high-performance brand and creates an opportunity to leverage the PEARL iZUMi business into new categories. We are looking forward to working with the PEARL iZUMi team. Both our organizations share a culture of growth through innovation and brand development.”

“This acquisition is a natural extension of our strategy and will provide a highly complementary entry into the $2 billion high-performance fitness apparel market, which is the fastest-growing portion of the active lifestyle category. With a 16-percent share in the high-performance cycling apparel market and its recently-established presence in the running apparel segment, PEARL iZUMi has done an excellent job positioning the brand for continued growth. The Nautilus management team, which has experience in the apparel and footwear industry, intends to apply expertise in both apparel and fitness to further leverage our brands as fitness enthusiasts pursue technically-superior equipment.”

Jerry Edwards, president of PEARL iZUMi USA, said, “We are excited to become part of the Nautilus team. PEARL iZUMi and Nautilus share a similar culture and passion for building a business that will help more people enjoy a lifetime of fitness and good health. Together, we will be able to leverage our innovation, marketing, and presence to increase the presence of our industry-leading brands wherever people shop and exercise.”

Headquartered in Broomfield, Colo., and with European operations in Kirschzarten, Germany, PEARL iZUMi USA employs about 130 people. The leadership and staff are expected to continue with the organization. Eventually, some administrative functions may be moved to Nautilus world headquarters in Vancouver, Wash.

The transaction is expected to close during the third quarter of 2005 following completion of a regulatory process. Nautilus expects to provide additional details on the acquisition when it reports second quarter earnings in July.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Trimline®, Nautilus manufactures and markets a complete line of innovative health and fitness products and apparel, through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,250 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilus.com.

This press release includes forward-looking statements. “The forward-looking statements in this release include, without limitation, statements regarding the expected impact of the transaction described in this release on Nautilus’ earnings in 2005 and 2006. These forward-looking statements are based on the opinions and estimates of management at the time the statements were made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including, without limitation, the risk that the costs of integration following the transaction may be greater than expected and the risks of losing customers or failing to acquire new customers. Other factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.